UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 22, 2024

SIMMONS FIRST NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Arkansas	0-6253	71-0407808
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Main Street, Pine Bluff, Arkansas		71601
(Address of principal executive offices)		(Zip Code)

(870) 541-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	SFNC	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Indemnification Agreement

On January 25, 2024, Simmons First National Corporation (“Company”) entered into an Indemnification Agreement with C. Daniel Hobbs, executive vice president and chief financial officer of the Company. The Indemnification Agreement supplements indemnification provisions already contained in the Company’s Amended and Restated Articles of Incorporation (as amended) and Amended and Restated By-Laws and generally provides that the Company shall indemnify Mr. Hobbs to the fullest extent permitted by applicable law, subject to certain exceptions, against expenses, judgments, fines and other amounts actually and reasonably incurred in connection with his service as an officer and also provides for rights to advancement of expenses and contribution.

The description of the Indemnification Agreement set forth in this Item 5.02 is not complete and is qualified in its entirety by reference to the full text of the Indemnification Agreement between the Company and Mr. Hobbs, which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Executive Change in Control Severance Agreement

On January 25, 2024, the Company and Simmons Bank entered into an Executive Change in Control Severance Agreement (“CIC Agreement”) with Mr. Hobbs. The CIC Agreement provides Mr. Hobbs with termination compensation if (1) Mr. Hobbs’ employment is involuntarily terminated without “cause” (as defined in the CIC Agreement) either (a) on or after the date a change in control of the Company occurs or (b) within 180 days immediately preceding the date a change in control of the Company occurs, or (2) a change in control occurs and Mr. Hobbs voluntarily terminates his employment within six months following a “trigger event” (as defined in the CIC Agreement). For purposes of the CIC Agreement, a “change in control” includes a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, each as defined in Treasury Regulation Section 1.409A-3(i)(5). For purposes of the CIC Agreement, “termination compensation” means two times the sum of (1) Mr. Hobbs’ annual base salary as of his termination date and (2) the greater of (a) the average of any annual cash incentive award paid or payable to Mr. Hobbs for the Company’s last two completed fiscal years prior to his employment termination or (b) Mr. Hobbs’ target annual cash incentive award opportunity for the year in which Mr. Hobbs’ employment termination occurs. In order to receive termination compensation under the CIC Agreement, Mr. Hobbs must also execute a release of claims. The CIC Agreement provides that Mr. Hobbs may elect to continue any life insurance and accidental death and dismemberment coverage, provided that Mr. Hobbs will be responsible for payment of any premiums on any such continued coverage elected. The CIC Agreement has a three-year term that automatically renews for additional one-year periods unless the Company elects to terminate; provided that in the event of a change in control of the Company, if the CIC Agreement is still in effect, the CIC Agreement’s term will be amended to two years beginning on the date of the change in control.

The description of the CIC Agreement set forth in this Item 5.02 is not complete and is qualified in its entirety by reference to the full text of the CIC Agreement for Mr. Hobbs, which is included as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Deferred Compensation Agreement

On January 25, 2024, the Company also entered into a Deferred Compensation Agreement (“DC Agreement”) with Mr. Hobbs. The DC Agreement provides for a monthly benefit following Mr. Hobbs’ retirement equal to one-twelfth of thirty percent of the average of Mr. Hobbs’ base salary for the five years immediately preceding his retirement, payable for 180 months. The benefit under the DC Agreement will be funded by the Company, and Mr. Hobbs will not be required or permitted to make contributions for his benefit. The benefit vests at age 60, subject to earlier vesting upon death, disability, or a change in control of the Company. The benefit becomes payable upon the earliest to occur of (i) Mr. Hobbs’ retirement at or after age 60, (ii) his death, (iii) his disability, or (iv) his separation from service after the occurrence of a change in control of the Company. The benefit is subject to forfeiture if (i) Mr. Hobbs ceases to be employed by the Company prior to his attaining age 60, other than due to his disability, his death, or following a change in control of the Company, (ii) Mr. Hobbs fails to provide the post-retirement, part-time consulting services required in the DC Agreement or (iii) Mr. Hobbs violates the non-competition provision while receiving payments.

The description of the DC Agreement set forth in this Item 5.02 is not complete and is qualified in its entirety by reference to the full text of the DC Agreement for Mr. Hobbs, which is included as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

2023 Cash Incentive Awards

As discussed in its proxy statement for the 2023 annual meeting of shareholders, as part of its executive compensation program, Simmons First National Corporation (“Corporation”) provides annual cash incentive awards. For 2023, these awards were made under the cash incentive plan of the Second Amended and Restated Simmons First National Corporation 2015 Incentive Plan (“Plan”). Consistent with the Corporation’s general practice, during the first quarter of 2023, the compensation committee (“Committee”) of the Corporation’s board of directors (“Board”) (and, in the case of the Corporation’s chief executive officer, the Board) approved the specific performance metrics – adjusted pre-provision net revenue and adjusted efficiency ratio for the full year 2023 (along with certain asset quality metrics that, if not met, could reduce the overall payout) applicable to the 2023 cash incentive awards. For each of the performance metrics, the Committee also approved threshold, target, and maximum payout opportunities. Cash incentive award opportunities were established for Robert Fehlman, the Corporation’s chief executive officer, James Brogdon, the Corporation’s president, and Stephen Massanelli, the Corporation’s chief administrative officer (collectively, the “Named Executive Officers”), among certain other members of Corporation management. Under the Plan and the applicable award documents, the Committee retains the right to exercise discretion in determining the final amount of the 2023 cash incentive awards.

Neither the threshold payout opportunity for the adjusted pre-provision net revenue performance metric nor the threshold payout opportunity for the adjusted efficiency ratio performance metric applicable to the 2023 cash incentive awards for the Named Executive Officers was achieved. On January 22, 2024, the Committee (and, in the case of Mr. Fehlman, the Board, acting on January 23, 2024) exercised the discretion permitted under the Plan and the applicable award documents to allow for cash incentive awards to be paid to the Named Executive Officers and certain other members of Corporation management for 2023 performance. In exercising its discretion, the Committee, in consultation with its compensation consultant, considered a variety of factors, including, among others, the exemplary individual performance of the Named Executive Officers and other members of management in managing and responding timely and successfully to the challenges faced by the Corporation during 2023, the financial and operational performance of the Corporation during 2023, the Corporation’s compensation philosophy, and the influence of compensation practices on the ability to attract and retain qualified executive leadership. As a result, the Committee (and, in the case of Mr. Fehlman, the Board) approved the payment of cash incentive awards for 2023 to the Named Executive Officers in the following amounts: Robert Fehlman – $262,500; James Brogdon – $192,500; and Stephen Massanelli – $63,350. Each of these payments represents approximately 35% of the target payout opportunity for each Named Executive Officer’s 2023 cash incentive award.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Indemnification Agreement for C. Daniel Hobbs dated January 25, 2024

10.2	Executive Change in Control Severance Agreement for C. Daniel Hobbs dated January 25, 2024

10.3	Deferred Compensation Agreement for C. Daniel Hobbs dated January 25, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIMMONS FIRST NATIONAL CORPORATION

/s/ James M. Brogdon
Date: January 26, 2024	James M. Brogdon, President